Exhibit 10.1

Date: January 30, 2026

To: M. Mulica, Executive Chairman

Company: DNA X, Inc., formerly known as Sonim Technologies, Inc.

Re: Resignation of Employment and Board Membership

Dear Mike,

Please accept this letter as formal notification that I hereby resign from my position as Chief Executive Officer of DNA X, Inc., formerly known as Sonim Technologies, Inc. (the “Company”), and from my position as a member of the Board of Directors (the “Board”), effective immediately.

Please note that my resignation is not as a result of any disagreement between myself and the Company, its management, the Board, or any committee of the Board.

To ensure an orderly transition, I am concurrently executing the attached Separation and Release Agreement. This document formalizes the final terms of my departure, including the two-tranche payment of my severance and bonus, six months of COBRA coverage, the payout of all earned expenses, and the acceleration of my stock options as provided under the 2019 Equity Incentive Plan.

I appreciate our partnership and wish the Company continued success.

Sincerely,

/s/ Peter Liu

Hao (Peter) Liu

Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is entered into between Hao (Peter) Liu (“Employee”) and DNA X, Inc., formerly known as Sonim Technologies, Inc. (“Company”).

1.	Separation Date

Employee’s final day of employment and service on the Board of Directors is January 30, 2026 (the “Separation Date”). Effective as of the Separation Date (or earlier, to the extent already submitted), Employee resigns from any and all officer, director, fiduciary, or other positions Employee holds with the Company and its affiliates, without any further action required; provided that Employee will execute any reasonable documentation the Company requests to evidence such resignations.

2.	Final Payment of Compensation and Expenses

On the Separation Date, the Company shall pay Employee all earned but unpaid base salary, all outstanding documented business expenses, and all accrued but unused vacation/PTO time.

3.	Total Cash Severance and Bonus Payment

In exchange for the release of claims in Section 6, the Company agrees to pay Employee a total amount of $855,000.00, less applicable withholdings. This total represents 150% of the annual base salary ($675,000.00) and the 100% target bonus ($180,000.00). This sum shall be paid in two tranches:

●	Tranche 1 (50%): $427,500.00 shall be paid within three (3) days of the Employee’s execution of this Agreement.

●	Tranche 2 (50%): The remaining $427,500.00 shall be paid on March 15, 2026.

For the avoidance of doubt, the cash severance referenced herein is payable pursuant to, and not in addition to, the terms of the employment agreement between Employee and the Company dated December 8, 2023, as amended April 2, 2025.

Further, for the avoidance of doubt, Tranche 2 of the Severance Amount shall be fully earned as of the Separation Date and shall be unconditional. Such payment shall not be subject to offset, clawback, forfeiture, suspension, or delay, except in the event of Employee’s material breach of this Agreement as finally determined by a court of competent jurisdiction.

4.	COBRA Benefits

The Company shall reimburse Employee for the cost of COBRA premiums to continue health insurance coverage for Employee and eligible dependents for a period of six (6) months following the Separation Date, provided Employee timely elects such coverage.

5.	Equity Acceleration and Exercise

Acceleration: Subject to the terms of the Company’s 2019 Equity Incentive Plan and the applicable award agreements, all of the Employee’s outstanding and unvested stock options shall be accelerated and deemed fully vested as of the Separation Date.

6.	Certain covenants and agreements

The parties agree to the following covenants and agreements, which are material to the Company’s willingness to provide the Severance Amount and other consideration under this Agreement:

(a)	Continuing obligations; reaffirmation. Any restrictive covenants and continuing obligations (including confidentiality, inventions, return of property, and similar obligations) that apply to Employee under any existing confidentiality, invention assignment, proprietary information, restrictive covenant, arbitration, or class action waiver agreement with the Company (collectively, the “Continuing Agreements”) will remain in full force and effect after the Separation Date. Employee reaffirms and agrees to comply with the Continuing Agreements.

(b)	Non-disparagement. Employee will not make or publish any written or oral statement that is reasonably understood to be negative or disparaging of any of the Released Parties (defined in Section 7(a)), or that is intended to damage their business reputation or goodwill. The Company agrees that it, and its current directors and executive officers, shall not make or publish any written or oral statements that are reasonably understood to be negative or disparaging of Employee.

(c)	Cooperation. Upon reasonable request, Employee will cooperate with the Company in connection with any investigation, litigation, audit, or administrative matter relating to events or matters that arose during Employee’s employment or board service, including by providing truthful information and reasonable assistance, provided that such cooperation shall not exceed twelve (12) months following the Separation Date and shall not unreasonably interfere with Employee’s other professional or personal obligations.. The Company will reimburse Employee for reasonable out-of-pocket expenses (including reasonable travel expenses) incurred in providing such cooperation, provided such expenses are pre-approved in writing (e-mail acceptable) by the Company. In no event shall such cooperation be used to support claims or actions adverse to Employee.

(d)	COBRA eligibility notice. During the COBRA Period, Employee will promptly notify the Company if Employee becomes eligible for health benefits with another employer.

(e)	Protected rights; government communications. Nothing in this Agreement limits Employee’s ability to: (i) communicate with or provide information to any governmental agency (including the SEC), (ii) participate in an investigation or proceeding, or (iii) make disclosures that are protected under applicable law. Employee is not required to notify the Company of such communications, and the Company will not retaliate against Employee for engaging in such protected activity. Nothing in this Agreement requires Employee to waive any monetary award to which Employee may become entitled from a governmental agency or self-regulatory organization as permitted by law.

(f)	The Company represents and warrants that it has maintained, and shall maintain, directors’ and officers’ liability insurance covering Employee as a former officer and director, including any applicable run-off or tail coverage, in accordance with its past practices.

7.	Release

As a condition to receiving the Severance Amount and the other benefits described in this Agreement, Employee agrees to the following:

(a)	General release. In consideration of the benefits provided under this Agreement to which Employee is not otherwise entitled, Employee, on Employee’s own behalf and on behalf of Employee’s heirs, family members, executors, agents, and assigns, hereby generally and completely releases the Company and its affiliates and each of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, insurers, predecessors, successors, and assigns (collectively, the “Released Parties”) from any and all claims, demands, causes of action, damages, losses, costs, or expenses of any nature whatsoever, whether known or unknown, fixed or contingent, that Employee has or may have against any of the Released Parties arising out of or relating to Employee’s recruitment, hire, employment, service as an officer or director, compensation, benefits, or separation from employment or board service, in each case through the date Employee signs this Agreement (collectively, “Claims”).

This release includes, without limitation, Claims arising under federal, state, or local statutory or common law, and Claims sounding in contract or tort, including (without limitation) Claims for wrongful termination, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, infliction of emotional distress, and violation of public policy, as well as Claims for attorney’s fees and costs.

Carve-outs. Notwithstanding the foregoing, this release does not apply to: (i) any Claims that cannot be released as a matter of law; (ii) Employee’s rights to enforce this Agreement; or (iii) any rights Employee may have to indemnification, advancement of expenses, or coverage under any directors’ and officers’ insurance policy, in each case as a current or former officer or director of the Company or its affiliates.

(b)	ADEA/OWBPA advisories; time to consider; revocation; effective date. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and that the consideration provided for this waiver and release is in addition to anything of value to which Employee is already entitled. Employee further acknowledges (as applicable): (i) this release does not apply to rights or Claims that arise after the date Employee signs this Agreement; (ii) Employee has been advised to consult with an attorney prior to signing this Agreement; (iii) Employee has twenty-one (21) days to consider this Agreement (although Employee may sign earlier voluntarily); and (iv) Employee may revoke this Agreement within seven (7) days after signing it by delivering written notice of revocation to the Company (to the attention of the executive chairman, with a copy to the Company’s general counsel). This Agreement becomes effective on the eighth (8th) day after Employee signs it, provided it has not been revoked (the “Effective Date”).

Notwithstanding the foregoing, in the event of the Company’s material breach of this Agreement, the release obligations set forth herein shall be null and void.

(c)	California Civil Code section 1542 waiver.

Employee acknowledges that Employee has read and understands California Civil Code section 1542 and expressly waives and relinquishes any and all rights and benefits under section 1542 (and any similar law of any jurisdiction), with respect to the release of unknown Claims.

8.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of laws principles.

Agreed and Accepted:

Employee:	/s/ Peter Liu	Date:	January 30, 2026

Hao (Peter) Liu

Company:	/s/ Clay Crolius	Date:	January 30, 2026

DNA X, Inc. (By: Clay Crolius)